CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Funds of our report dated February 10, 2026, relating to the financial statements and financial highlights of Parnassus Growth Equity Fund, Parnassus Value Equity Fund, Parnassus Mid Cap Fund, Parnassus Mid Cap Growth Fund, and Parnassus International Equity Fund, which appear in Parnassus Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “General”, “Financial Statements”, “Independent Registered Public Accounting Firm”, “General Information”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 27, 2026